EXHIBIT 3.2


                            ARTICLES OF MERGER
                                  BETWEEN
                AMERICAN REAL ESTATE INVESTMENT CORPORATION
                         (a Maryland Corporation)

                                    AND

                      FAIR LAWN INDUSTRIAL PARK, INC.
                         (a New York Corporation)


        American Real Estate Investment Corporation, a corporation duly organized and existing under the laws of the State of Maryland ("American Real Estate"), and Fair Lawn Industrial Park, Inc., a corporation duly organized and existing under the laws of the State of New York ("Fair Lawn"), do hereby certify that:

       FIRST:  American Real Estate and Fair Lawn agree to merge.

       SECOND: The name and place of incorporation of each party to these Articles are American Real Estate Investment Corporation, a Maryland corporation, and Fair Lawn Industrial Park, Inc., a New York corporation. American Real Estate shall be the successor corporation in the merger and shall continue under its current name as a corporation of the State of Maryland.

       THIRD: Fair Lawn was incorporated on April 3, 1939 under Article 2 of the Stock Corporation Law of the State of New York under the name O'Connor Realty, Inc., which name was changed to Fair Lawn Industrial Park, Inc. on July 30, 1953 pursuant to an Amendment to the Certificate of Incorporation of Fair Lawn. Fair Lawn is not registered or qualified to do business in Maryland and owns no interest in land in Maryland.

       FOURTH: American Real Estate has its principal office in Baltimore City, Maryland. Fair Lawn has no principal office in Maryland.

       FIFTH: The terms and conditions of the transaction set forth in these Articles were advised, authorized, and approved by each corporation party to these Articles in the manner and by the vote required by its Charter or Certificate of Incorporation, as the case may be, and the laws of the state of its incorporation. The manner of approval was as follows:

        (a) The directors and stockholders of Fair Lawn by unanimous written consent dated August 20, 1997 adopted a resolution approving the proposed merger.

       (b) The Board of Directors of American Real Estate at a meeting held on August 20, 1997 adopted a resolution which declared that the proposed merger was advisable on substantially the terms and conditions set forth or referred to in the resolution and directed that the proposed merger be submitted for consideration at a special meeting of the stockholders of American Real Estate.

       (c) Notice which stated that a purpose of the meeting was to act on the proposed merger was given by American Real Estate as required by law.

        (d) The proposed merger was approved by the stockholders of American Real Estate at a special meeting of stockholders held December 11, 1997 by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

        SIXTH:   The  Charter  of  American  Real  Estate,   the   survivor
corporation, shall be amended and restated as a part of the merger to read as set forth in Exhibit A to these Articles.

        SEVENTH:   The total number of shares of stock of all classes which
Fair Lawn has authority to issue is 3,034.75 shares of Common Stock, no par value.

       EIGHTH: (a) As of immediately before the merger the total number of shares of stock of all classes which American Real Estate has authority to issue is 65,000,000 shares, of which 5,000,000 shares are Preferred Stock, par value $.01 per share, 30,000,000 shares are Common Stock, par value $.001 per share, and 30,000,000 shares are Excess Stock, par value $.001 per share.

       (b) As changed by the merger the total number of shares of stock of all classes which American Real Estate has authority to issue is 65,000,000 shares, all of which are classified as shares of Common Stock, par value $.001 per share.

       (c) The aggregate par value of all shares of stock of all classes of American Real Estate is $110,000 before the merger and $65,000 as changed by the merger.

       NINTH: The manner and basis of converting or exchanging issued stock of the merging corporations into different stock of a corporation, or other consideration, and the treatment of any issued stock of the merging corporations not to be converted or exchanged are as follows:

       (a) Each issued and outstanding share of the Common Stock, par value $.001 per share, of American Real Estate on the effective date of the merger shall continue, without change, to be an issued and outstanding share of Common Stock, par value $.001 per share, of American Real Estate.

       (b) Each issued and outstanding share of Common Stock, no par value, of Fair Lawn on the effective date of the merger, shall upon effectiveness and without further act, be converted into, and become 654.11 shares of Common Stock, par value $.001 per share, of American Real Estate.

        (c) As soon as practicable following the effective date of the merger, each holder of issued and outstanding shares of Common Stock, no par value, of Fair Lawn shall be entitled to surrender to American Real

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


Estate the certificates representing the shares of Common Stock, no par value, of Fair Lawn held by such holder immediately prior to effectiveness of the merger, and, upon such surrender, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Common Stock, par value $.001 per share, of American Real Estate deliverable in respect thereof.

       TENTH: The merger shall become effective upon acceptance for record by the Maryland State Department of Assessments and Taxation.


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




       IN WITNESS WHEREOF, American Real Estate Investment Corporation and Fair Lawn Industrial Park, Inc. have caused these presents to be signed in their respective names and on their respective behalves by their respective presidents and witnessed by their respective secretaries on December 12, 1997.

WITNESS:                       AMERICAN REAL ESTATE
                               INVESTMENT CORPORATION



/S/ RICK A. BURGER             By: /S/ EVAN ZUCKER
-------------------------         ------------------------
Rick A. Burger, Secretary          Evan Zucker, President

WITNESS:                       FAIR LAWN INDUSTRIAL PARK, INC.


/S/ RAYMOND J. BREITWEISER     By:   /S/ DAVID F. MCBRIDE
--------------------------        -----------------------
Raymond J. Breitweiser,            David F. McBride,
  Secretary                        President and Chief Executive Officer




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



        THE UNDERSIGNED, President of American Real Estate Investment Corporation, who executed on behalf of the Corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Merger to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


 /S/ EVAN ZUCKER
----------------------
Evan Zucker, President


       THE UNDERSIGNED, President and Chief Executive Officer of Fair Lawn Industrial Park, Inc., who executed on behalf of the Corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Merger to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


 /S/ DAVID F. MCBRIDE
-------------------------------------
David F. McBride,
President and Chief Executive Officer




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